SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 27, 1999

                      SPATIALIZER AUDIO LABORATORIES, INC.
               (Exact Name of Registrant as Specified in Charter)

            Delaware                     33-90532              95-4484725
  (State or Other Jurisdiction          (Commission          (IRS Employer
        of Incorporation)               File Number)        Identification No.)

20700 Ventura Boulevard, Suite 140, Woodland Hills, California         91364
            (Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number, including area code (818) 227-3370


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Item 1. Changes in Control of Registrant.

      Not applicable.

Item 2. Acquisition or Disposition of Assets.

      Not applicable.

Item 3. Bankruptcy or Receivership.

      Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.

      Not applicable.

Item 5. Other Events.

      In December 1999, the Registrant completed a set of financial transactions (the "December Transactions") with certain existing holders of the Registrant's equity and debt and with new institutional investors. The December Transactions included the private placement of 1,884,254 additional shares of the Registrant's common stock, par value $.01 (the "Common Stock") ($1.05 million in new capital or $0.55725 per share), the issuance of warrants to acquire 2,100,000 shares of Common Stock exercisable for three years at an exercise price of $.67 per share), the cancellation of 500,000 warrants to acquire Common Stock (at a variable exercise ratio), the conversion of $1 million of short term debt into a new Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") and the conversion of $225,000 of secured debt into secured long term convertible debt.

      As a result of the December Transactions, 2,100,000 of the additional shares of Common Stock to be authorized at the Registrant's Annual Meeting of Stockholders are required to be reserved for grant on exercise of the warrants issued in the December Transactions. Also, other shares of Common Stock will be required if the conversion options underlying the Series B Preferred Stock or the long term debt are exercised but the number of shares will vary depending on the market price of the Registrant's Common Stock at the time of conversion. The participants in the December Transactions acknowledged that stockholder approval of an increase in the Registrant's total authorized capital stock at the Registrant's Annual Meeting of Stockholders, was required to fully implement the share issuances contemplated by those transactions. The Registrant's Annual Meeting of Stockholders is currently scheduled to be held on February 10, 2000.

      In the December Transactions, $895,000 in short term loan advances from officers, directors and their affiliates and certain other securities holders, and accrued interest of $134,647,


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were restructured into the $1,000,000 in new Series B Preferred Stock. The
Series B Preferred Stock, and any dividends therefrom not converted into cash, are convertible commencing in 2001 into restricted Common Stock at a 10% discount, based on the 10 day average closing bid price prior to the conversion, but subject to a minimum conversion of $.56 per share and a maximum of $1.12 per share. The Company has a three year option to redeem any Series B Preferred Stock, not sooner converted, in whole or in part, in cash.

      Finally, in the December Transactions, $225,000 of secured debt, including accrued interest, was converted into secured long term convertible debt. The long term debt is held by existing institutional investors and is secured by essentially all of the assets of the Company. The debt, and accrued interest, is convertible at the Company's or the holder's options into registered Common Stock at a conversion price equal to the average 10 day closing bid price prior to conversion but subject to the same minimum and maximum conversion prices set for the Series B Preferred Stock.

      A copy of the press release dated January 3, 2000 describing the December Transactions is attached as Exhibit A.

Item 6. Resignations of Registrant's Directors.

      Not applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      Not applicable.

Item 8. Change in Fiscal Year.

      Not applicable.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Spatializer Audio Laboratories, Inc.
                                    Registrant


Date: January 17, 2000              By: /s/ Henry R. Mandell
                                        --------------------------------------
                                        Henry R. Mandell, Interim Chief
                                        Executive Officer


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